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                                                                     Exhibit R.3

                             NUMERIC INVESTORS L.P.

                 COMPLIANCE MANUAL AND CODE OF ETHICAL STANDARDS

                                January 31, 2002

                                       by:

                                Raymond J. Joumas

                             Chief Financial Officer

                               Compliance Officer

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COMPLIANCE PROCEDURES FOR NUMERIC INVESTORS L.P. AND THE N/I FAMILY OF MUTUAL
FUNDS

PURPOSE

The purpose of this document is to specify the responsibilities of all employees of Numeric Investors L.P. to comply with laws and regulations governing their conduct when trading securities for client accounts or for their own accounts. Such laws and regulations may be promulgated by Federal or state legislative statute, by a Federal or state agency having jurisdiction over the conduct of investment advisory services, or by the Institute for Chartered Financial Analysts, or its successor.

GENERAL CONCEPT

All employees of Numeric Investors L.P. shall conduct themselves in full compliance with all laws and regulations concerning the securities industry, in particular but not limited to, those laws and regulations governing "insider trading" and fiduciary responsibilities. Further, all employees shall conduct themselves in compliance within the spirit of the laws and guidelines set forth in this document. It shall be the responsibility of every employee to know said laws, regulations and guidelines.

Numeric wishes to achieve a reputation for the highest integrity. This requires that all employees adhere to a set of principles which 1) place the interests of our clients and shareholders first; 2) require any personal securities transactions to be accomplished in a way that avoids any actual or potential conflict of interest or any abuse of an individual's position of trust and responsibility; and 3) reflect a fundamental standard that Numeric employees must not take inappropriate advantage of their positions. Consequently, violations of any of the laws or regulations referenced above or guidelines outlined below will not be tolerated.

Personal trading exposes the Firm and its employees to additional risks for which there exists no compensation. Failure to comply with all laws, regulations and guidelines may, depending on the circumstance, result in immediate dismissal from Numeric Investors L.P. For this reason, Numeric personnel (including on-site consultants) are encouraged to minimize the amount of trading of individual publicly held equity securities or derivatives for their personal accounts, or of non-Numeric accounts over which they exercise any degree of control or in which they have an economic interest, including accounts of immediate family members. Immediate family includes the following persons sharing the same household: child, stepchild, parents, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, sister-in-law and shall include adoptive relationships and any other relationship which the Compliance Officer determines could lead to the possible conflicts of interest or appearances of impropriety which this document is intended to prevent.

(Unless stated otherwise, reference in this document to "equity securities" and "derivatives" refers to publicly traded equity securities and publicly traded derivatives.)

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TOPICS IN THIS MANUAL

     1. INSIDER TRADING

     2. RESTRICTIONS ON PERSONAL TRADING

          INITIAL PUBLIC OFFERINGS

          PRIVATE PLACEMENTS

          BLACKOUT PERIODS AND TRADING PROCEDURES

          BAN ON SHORT-TERM TRADING PROFITS

          GIFTS

          SERVICE AS A DIRECTOR

     3. OTHER RESPONSIBILITIES

          TIMELY REPORTING OF TRADES

          EMPLOYEE'S RESPONSIBILITY TO KNOW THE RULES

          EMPLOYEE'S RESPONSIBILITY TO REPORT VIOLATIONS

          COMPLIANCE OFFICER RESPONSIBILITIES

     4. USE OF SUPERLATIVES

     5. BROKERAGE (Mixed Use Soft Dollars and Trade Error Correction)

     6. FUTURES AND OPTION TRADING

     7. PROMOTIONAL MATERIAL RELATED TO FUTURES AND OPTIONS

     8. CLIENT COMPLAINTS

     9. NUMERIC INVESTORS NEW EMPLOYEE COMPLIANCE CHECKLIST

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INSIDER TRADING

All employees are responsible for ensuring that trades they execute for their own accounts or for client accounts not be made on the basis of "insider information". Numeric as a firm is liable for damages and may be prosecuted for the actions of its employees.

Congress has never precisely defined insider information and recent court cases are expanding the scope of actions that can be construed as "insider trading". Accordingly, all employees are expected to err on the side of caution and take no action that could be so construed.

"Insider trading" occurs when someone in a fiduciary relationship with a firm breaches their fiduciary responsibilities and reveals material non-public information about the firm to someone who then takes investment action with this non-public information. Information is deemed material when it is of sufficient importance to have caused an informed investor to take investment action. Anyone taking action with such information can be found guilty of insider trading even if they have not received such information directly from the fiduciary.

Accordingly, all Numeric employees must determine if their investment decision is made on the basis of information that is not in the public domain and if the source of such information, even if several people removed, had a fiduciary responsibility.

If a Numeric employee is making an investment decision at the suggestion of another party (a broker or friend, for instance) and the decision is influenced by non-public information supplied or suggested by this other party, the Numeric employee is responsible to ask the other party if the other party believes such information came from an "insider" with fiduciary responsibilities.

A Numeric employee trading for his or her own account with specific brokers must advise these brokers, in writing, that he/she specifically wishes not to be provided with such non-public information if the source of the information could possibly be breaching their fiduciary responsibilities.

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RESTRICTIONS ON PERSONAL INVESTING ACTIVITIES

Numeric discourages personal trading of equity securities or derivatives. However, employees may seek approval from the Compliance Officer to trade such securities. With the exception of unique circumstances, approval for purchases or short sales of equity securities or derivatives will generally not be granted, even if the equity security or derivative is not held in clients' accounts and the equity security or derivative is not being contemplated for purchase or sale for clients' accounts. Approval for liquidations of existing positions will generally be granted, provided that the equity security or derivative is not being contemplated for purchase or sale for clients' accounts in the next five business days. If approval is granted, the employee may trade the security as long as it falls within the following guidelines:

Initial Public Offerings. In order to preclude any possibility of an employee profiting from their position on behalf of the Company, all personnel are prohibited from acquiring any securities in an initial public offering. Exceptions to this policy may be granted if a company's shares are offered directly to the investing public without the use of an intermediary or underwriter, and the employee purchases the shares in the offering directly from the issuing company.

Private Placements. Any employee interested in acquiring any security in a private placement must obtain express prior approval from the Compliance Officer. Approval will take into account the potential purchase of the security by the portfolio management staff for client portfolios and whether the investment opportunity is being offered to an individual by virtue of his or her position with the investment company.

Blackout Periods and Trading Procedures. In concept, blackout periods and trading procedures ensure that any employee trading activity be entirely segregated from and have no impact on the investment process Numeric performs for its clients. These rules are intended to avoid actual or perceived conflicts of interest and front-running, as well as to limit personal trading activity which might provide a distraction from managing client assets.

Numeric Investors L.P. has a fiduciary responsibility to its clients to take action on the clients' behalf before taking action in the interest of its employees or Numeric as a firm. Accordingly, this requires that any trades which a Numeric employee undertakes for his or her own account, or for the account of any non-Numeric client, must be done so as not to disadvantage any Numeric client or to interfere with client portfolios in any way.

Any Numeric employee considering the sale or purchase of any common stock or equity derivative is required to ask the Compliance Officer if that stock or derivative is currently being bought or sold for clients' accounts or if that stock is being contemplated for purchase or sale for clients' accounts. The employee is prohibited from trading the security until explicit authorization is given by the Compliance Officer.

The employee may be given a special authorization to trade. However, if authorization is provided and the Portfolio Management staff decides that it wishes to trade in that security within the subsequent five trading days (not including the day the security

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was initially traded by the employee), it may, in its sole discretion, require the employee to assign his or her trade executed earlier to the clients' portfolios. If the employee's original trade is unwound for any reason within the five day period subsequent the initial execution, but before the portfolio management staff has decided to allocate the trade to client accounts, the employee must disgorge any profit in the trade to the clients' accounts. If the employee trade has already passed the settlement date, the profits from that trade must be given up to a charitable organization of Numeric's choosing.

Ban on Short-Term Trading Profits. In addition to the blackout periods described above, Numeric prohibits all investment personnel from profiting in the purchase and sale, or sale and purchase, of securities or their equivalent within 60 calendar days. Any profits realized on such short-term trades will be required to be disgorged. The Compliance Officer may make an exception for severe and extenuating circumstances.

Gifts. All personnel are prohibited from receiving any gift, service or other thing of more than $100 value from any person or entity that does business with or on behalf of Numeric or has in the past or may in the future do business with Numeric. This policy excludes business meals, and tickets to events, however, any meal or event with a cost in excess of $100 per person must be reported to the Compliance Officer. All invitations to events (sporting, theatre or otherwise) must be unsolicited.

Service as a Director. Investment personnel are prohibited from serving on boards of directors of publicly traded companies, absent prior authorization from the Compliance Officer, based on a determination that the board service would be consistent with the interests of the Company and its clients. Any personnel serving on a board will be isolated from the investment decision-making process by a "Chinese Wall."

Any violation of the above policies will subject the violating employee to disciplinary action, including but not limited to monetary penalties and/or termination of their employment at Numeric Investors.

OTHER RESPONSIBILITIES

TIMELY REPORTING OF TRADES

Numeric employees trading any security (a "security," as defined within this section includes all types of equity or debt instruments but does not include shares of open end mutual funds, direct obligations of the US government, bankers acceptances, bank certificates of deposit, commercial paper, and high quality short-term debt instruments, including repurchase agreements and includes the n/i numeric mutual funds) for their own account must provide written confirmation of all trades to Numeric's Compliance Officer within five business days of the trade. Employees are also required to report transactions in securities in which Numeric has any direct or indirect beneficial ownership.

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Employees must also provide the Compliance Officer with monthly summaries showing all trades of securities executed during the preceding month, within fifteen days of the end of the preceding month.

Further, employees must provide the Compliance Officer with a statement of all securities holdings both at the commencement of employment at Numeric, and annually thereafter.

In addition, employees must certify within ten calendar days of the end of each calendar quarter, that all trades made by the employee were disclosed to the company and were in conformance with all compliance procedures as specified in this manual.

Finally, employees should keep a written log documenting the time and date of each trade, together with a brief description of the investment rationale for the trade.

EMPLOYEE RESPONSIBILITY TO KNOW THE RULES

Numeric employees are responsible for their actions under the law and therefore required to be sufficiently familiar with the law to avoid infringing it. Employees who have any doubt about the reporting, timing, feasibility or any other question regarding a personal securities transaction must seek clarification from the Compliance Officer or his designate before transacting in the security. Misinterpretation of the rules will not be tolerated as an excuse for mistakenly transacting in a security. Any uncertainty about the rules and regulations will require that the individual not transact in the security.

Within thirty days of receiving the book, Numeric employees must have read and become familiar with this Compliance Manual and with the CFA Code of Ethics and Standards of Practice Handbook. Employees must certify, in writing, that they have read and understood these two publications and that they will conduct themselves professionally in complete accordance with the requirements and standards therein.

EMPLOYEE RESPONSIBILITY TO REPORT KNOWLEDGE OF ANY VIOLATIONS TO COMPLIANCE OFFICER

Numeric employees have an obligation to report to the Compliance Officer any knowledge they have of violations of this Compliance Manual or violations of any other applicable law, rule, or regulation of any government, governmental agency, or regulatory organization governing Numeric's professional, financial, or business activities. Failure to report knowledge of any violation will be considered a violation and will subject the employee to immediate dismissal. It is each employee's responsibility to know the laws and rules governing personal trading activity and the Company's business activities.

COMPLIANCE OFFICER RESPONSIBILITIES

It shall be the responsibility of the Compliance Officer to enforce the provisions of this document and to educate employees to their responsibilities herein. The Compliance Officer will provide new employees with a copy of this manual and of the CFA Code of Ethics and Standards of Conduct as soon as possible after they join the firm. The

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Compliance Office is responsible for ensuring that all employees review this manual annual and confirm this review in writing.

The Compliance Officer is responsible to stay current with significant new legal developments in the area of financial advisory services, fiduciary responsibilities, and insider trading and to convey such developments to Numeric's employees.

The Compliance Officer will review all employee trading documents in a timely manner and take such action as this manual requires in regards to employee trading and conduct.

The Compliance Officer will maintain a set of records certifying that he has conducted the tasks required in this manual.

USE OF SUPERLATIVES
Any written material shall exclude the use of superlatives (for example, superior, exceptional, large, high).

BROKERAGE (Mixed Used Soft Dollar Services and Error Correction)
Certain research services may have non-investment decision making uses. For example a piece of computer equipment used for research and general business management. When a research service has a mixed-use, a reasonable allocation between hard and softdollar uses shall be made by the Compliance Officer. The basis for such allocation shall be documented and the hard dollar portion of such expenditure shall be paid by Numeric.

If a trading error results in a gain to a client, the client shall keep the gain. If any error results in a loss, the circumstances surrounding the error shall be thoroughly reviewed by the Compliance Officer and all other parties involved. Following this prompt review, the client shall be promptly made whole and the parties responsible shall reimburse the client for the loss. The circumstances of the error, reimbursement, and corrective action shall be documented.

FUTURES AND OPTIONS TRADING

All futures and options trades must be reviewed by a partner, officer or director of Numeric Investors L.P. This review must be documented.

PROMOTIONAL MATERIAL RELATED TO FUTURES AND OPTIONS

All promotional material which describes Numeric Investors L.P.'s use of futures and options must be reviewed and approved by an officer, general partner, or other supervisory employee other than the individual who prepared such material. This review must be documented and filed.

CUSTOMER COMPLAINTS

Customer complaints must be promptly reported to the Compliance Officer. The Compliance Officer is responsible for recording, investigating, and responding to all complaints. All complaints will be recorded in Numeric Investors L.P.'s complaint file.

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NUMERIC INVESTORS EMPLOYEE COMPLIANCE CHECKLIST

EMPLOYEE NAME:
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DATE OF HIRE:
              --------------------------------

I certify that I introduced this employee to the concept of compliance and provided him/her with a copy of the Numeric Investors Compliance Manual and the CFA Code of Ethics and Standards of Practice Handbook.

COMPLIANCE OFFICER:
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                                                                            DATE

I certify that I have read and understood the Numeric Investors Compliance Manual and the CFA Code of Ethics and Standards of Practice Handbook and that I will conduct myself in accordance with the rules, laws, and standards therein. I further certify that I will always act as a responsible fiduciary for Numeric Investors' clients and that I will not utilize material non-public information in any investment decision I make on my own behalf or on behalf of Numeric Investors' clients.

EMPLOYEE:
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